Exhibit 99.2
To Unitholders in the United States:
Both parties of the Merger Agreement referred to in this document, Japan Rental Housing Investments Inc. and Prospect Reit Investment Corporation, have been incorporated under the laws of Japan. The merger described in this document is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase investment units otherwise than under the merger, such as in open market or privately negotiated purchases or through subscriptions of newly issued investment units.
This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

English Translation
The following is an English translation summary of the Japanese original press release and is being provided for information purposes only.
THIS MATERIAL IS NOT FOR DISTRIBUTION OR PUBLICATION IN OR INTO THE UNITED STATES. THIS IS NOT AN OFFER TO PURCHASE SECURITIES IN THE UNITED STATES.
February 26, 2010
To All Concerned Parties:
     REIT Issuer:
Japan Rental Housing Investments Inc.
Clover Shibakoen Bldg.
1-3-12 Shibakoen
Minato-ku, Tokyo 105-0001
Takao Sakuma, Executive Director
(Securities Code : 8986)
Asset Management Company:
Mi-Casa Asset Management Inc.
Yutaka Higashino, President and Chief Executive Officer
Inquiries: Aki Sadahiro, Manager
Tel: +81-3-5425-5600
Notice concerning Issuance of Investment Units by Way of Third-Party Allotment
and Execution of Letter of Intent regarding Subscription of New Investment Units
As described in “Notice Regarding Execution of Letter of Intent regarding Merger of Investment Corporation” announced as of today, Japan Rental Housing Investments Inc. (hereinafter referred to as the “Investment Corporation”) has entered into the Letter of Intent (hereinafter referred to as the “LOI on REIT Merger”) by and among Mi-Casa Asset Management Inc. (hereinafter referred to as the “Asset Management Company”) as the Asset Management Company of the Investment Corporation, Prospect Reit Investment Corporation (hereinafter referred to as “PRI”) and Prospect Reit Advisors, Co., Ltd. (hereinafter referred to as “PRA”) as the Asset Management Company of PRI regarding the merger between the Investment Corporation and PRI (hereinafter referred to as the “REIT Merger”). Associated with this, the Investment Corporation hereby announces that today the Investment Corporation has determined to issue new investment units by way of third-party allotment (hereinafter referred to as the “Third-Party Allotment”) prior to the REIT Merger.
In addition, with respect to the Third-Party Allotment, the Investment Corporation hereby also announces that the Investment Corporation, the Asset Management Company, AppleRingo Holdings B.V. (hereinafter referred to as “ARH”) and K.K. Prospect (hereinafter referred to as “KKP”) entered into the Letter of Intent regarding Subscription of New Investment Units (hereinafter referred to as the “LOI on Subscription”) as of today.
1.	Terms and Conditions of Issuance of New Investment Units

(1)	Number of New Investment Units to be Issued	43,035 units (Note 1)
(2)	Payment Amount (Issue Price)	116,190 yen per unit (Note 1)
(3)	Aggregate Payment Amount (Issue Price)	5,000,236,650 yen
(4)	Way of Offering or Allotment	By way of third-party allotment.
(5)	Subscription Date	June 29, 2010 (Tuesday)
(6)	Payment Date	June 30, 2010 (Wednesday) (Note 2)
(7)	Subscriber and Number of Allotted Investment Units	ARH or the person designated by ARH with the consent of the
Investment Corporation             26,681 units
The person designated by KKP with the
consent of the Investment Corporation            12,050 units
In addition, the Investment Corporation will allot 4,304 units to a subscriber separately designated by the Investment Corporation with the consent of ARH, KKP and the above subscribers. (Note 1)
(8)	Subscription Units	Per one (1) unit, with one (1) or over
(9)	Investment Units Offering Handling Agent	Merrill Lynch Japan Securities Co., Ltd.
(10)	Conditions of Payment, etc.	Please refer to “3. Major Contents of the LOI on Subscription” described below.
(11)	Each item described above is subject to the effectuation of the registration under the Financial Instruments and Exchange Act.
(Note 1)	It is scheduled that the announcement of earning release for the fiscal period ending March 2010 will be made during the period from the date of resolution of the Third-Party Allotment to the Payment Date, and new information regarding assets and others of the Investment Corporation will be disclosed. Therefore, if the Net Asset Value per Share as of the fiscal period ending March

2010 of the Investment Corporation increases more than 10% or decreases more than 20% from the Net Asset Value per Share as of its fiscal period ended September 2009, the Payment Amount (Issue Price) shall be changed on the date two trading days after the date of such announcement of financial statements (earnings release) (hereinafter referred to as the “Scheduled Change Date”) to an amount determined based on the market price after the such announcement. The Net Asset Value per Share shall be calculated by dividing amount of total net assets minus total amount of retained earnings plus total amount of appraisal value minus total book value of the assets held by the Investment Corporation as of the end of each fiscal period by the number of issued investment units, taking into consideration of the impact of the third-party allotment conducted by the Investment Corporation in October 2009. When such change in the payment amount occurs, the number of units to be allotted to, and subscribed by, each subscriber shall also be changed. Provided, however, that if the Investment Corporation and subscribers agree that, taking into consideration of the conditions of the market, it is not proper to make such change, the Investment Corporation and subscribers shall separately consult on the timing and method of change and will announce such policy on the Scheduled Change Date.
(Note 2)	The Payment Date is scheduled to be the same as the record date regarding the investment unit split planned to be implemented on one business day preceeding the effective date of the REIT Merger.

Therefore, if the effective date of the REIT Merger were changed, the Payment date would also be changed.
2.	Circumstances of the Third-Party Allotment and the Execution of the LOI on Subscription

As described in “Notice Regarding Execution of Letter of Intent regarding Merger of Investment Corporation” announced as of today, after the in-depth consideration of each growth strategy and financial strategy in order to strive for opportunity for new growth, the Investment Corporation and PRI has reached a common recognition that realization of expanding asset size by a merger, using negative amortization goodwill and stabilizing financial aspects and others, will contribute to enhance the corporate value of each investment corporation, and have entered into the LOI on REIT Merger.

New investment corporation after the REIT Merger is expected to have one of the largest size of asset in Japan as a residential specialized REIT. At the consideration of the growth strategy after the REIT Merger, it is considered as important to strengthen financial condition by the partial payment for loans to be succeeded by the Investment Corporation from PRI, and, for the purpose of capital reinforcement and raising funds for the payment for a part of loans to be succeeded by the Investment Corporation from PRI upon the REIT Merger, the Investment Corporation has determined to implement the

Third-Party Allotment.

Therefore, with respect to the subscribers, after the comprehensive consideration such as obtaining deep understanding of the purpose of the REIT Merger and certainty of raising funds and others, the Investment Corporation has determined to allot new investment units to ARH, the leargest shareholder of the Asset Management Company, or the person designated by ARH with the consent of the Investment Corporation and the person designated by KKP, a parent company of PRA, with the consent of the Investment Corporation (hereinafter collectively referred to as the “Subscribers”), and has entered into the LOI on Subscription among ARH and KKP.

Upon the future consultation and negotiation with a candidate of subscriber, the number of new investment units regarding the Third-Party Allotment (4,304 units), excluding the number of units allotted to ARH or the person designated by ARH with the consent of the Investment Corporation (26,681 units) and to the person designated by KKP with the consent of the Investment Corporation (12,050 units), will be allotted, under the conditions described in “1. Terms and Conditions of Issuance of New Investment Units” above, to the other subscriber separately designated by the Investment Corporation with the consent of ARH, KKP and the Subscribers.

3.	Major Contents of the LOI on Subscription

In the LOI on Subscription, it is agreed that the new investment units subscription agreement (hereinafter referred to as the “Subscription Agreement”) shall be entered into by and between the Investment Corporation and the Subscribers under the conditions described in the LOI on Subscription by the execution date of the merger agreement regarding the REIT Merger (hereinafter referred to as the “REIT Merger Agreement”).

In addition, in the LOI on Subscription, execution of the Subscription Agreement and implementation of the Third-Party Allotment by the Investment Corporation or execution of the Subscription Agreement and payment by the Subscribers are subject to the conditions including, but not limited to, that, as of the execution date of the Subscription Agreement and the Payment Date (with respect to (ii) through (iv) below, as of the Payment Date), (i) the REIT Merger Agreement has been executed, (ii) the agendum accompanied by the REIT Merger (including amendments to the Articles of Incorporation) have been approved at a General Meeting of Unitholders of the Investment Corporation, (iii) the REIT Merger Agreement has been approved at a General Meeting of Unitholders of PRI, and (iv) all conditions precedent of the REIT Merger are satisfied.

The approval of each subscriber by the Investment Corporation and the execution of the Subscription Agreement is scheduled to be made on March 26, 2010.

4.	Transition of Total Number of Issued Investment Units Resulting from This Issuance
Current Number of Issued Investment Units:	233,340 units

Number of Investment Units to be increased by This Issuance:	43,035 units

Total Number of Issued Investment Units after This Issuance:	276,375 units
5.	Purpose and Reason of Issuance

Please refer to “2. Circumstances of the Third-Party Allotment and the Execution of the LOI on Subscription” described above.

6.	Amount of Funds to be Raised, Use of Proceeds and Schedule for Expenditures

(1)	Amount of Funds to be Raised: 5,000,236,650 yen

(2)	Specific Use of Funds to be Raised and Schedule for Expenditures

Promptly after the REIT Merger, the amount of funds to be raised of 5,000,236,650 yen resulting from the Third-Party Allotment shall be applied to the payment for a part of loans to be succeeded by the Investment Corporation from PRI.

7.	Prospects for Loan to Value after Issuance

The remaining balance of the Investment Corporation’s interest bearing debts after the REIT Merger is estimated to be 772 hundred million yen, and the total remaining balance of interest bearing debts after the payment for a part of loans to be succeeded from PRI out of the proceeds through the Third-Party Allotment is estimated to be 722 hundred million yen.

Furthermore, the REIT Merger falls under the acquisition under the accounting standards for business combinations (Corporate Accounting Standards No. 21; amended on December 26, 2008), and it is based on the premise that the purchase method shall be applied. However, the total assets after the REIT Merger remains unfixed; therefore, the Loan to Value also remains unfixed.

8.	Reasonability of Use of Proceeds

It is considered that applying the proceeds raised through the Third-Party Allotment to the partial payment for loans to be succeeded from PRI will contribute to the financial strength of the Investment Corporation after the REIT Merger.. Therefore, the Investment Corporation believes that the above-described use of proceeds is reasonable from the viewpoint of the enhancement of the corporate value and the construction of the financial basis after the REIT Merger.

9.	Reasonability of Terms and Conditions for Issuance

(1)	Calculation Basis of Issue Price

While taking account of the risks of fluctuations in market prices, etc. until the Payment Date, the Issue Price was calculated by multiplying 129,100 yen, which was the closing price of regular trading of the Investment Units of the Investment Corporation at the Tokyo Stock Exchange as of the business day immediately preceding the date of resolution of the issuance (i.e., February 25, 2010), by 0.9 (fractions of yen shall be rounded up). As described in “1. Terms and Conditions of Issuance of New Investment Units” above, because it is scheduled that the announcement of earning release of the fiscal period ending March 2010 will be made during the period from the date of resolution of the Third-Party Allotment to the Payment Date and new information regarding assets and others of the Investment Corporation will be disclosed, if the Net Asset Value per Share of the fiscal period ending March 2010 of the Investment Corporation increases more than 10% or decreases more than 20% from the Net Asset Value per Share of its fiscal period ended September 2009, the Payment Amount (Issue Price) shall be changed on the Scheduled Change Date to an amount determined based on the market price after such announcement.

(2)	Grounds for Concluding that Number of Units to be Issued and Degree of Dilution of Investment Units are Reasonable

Although the existing investment units shall be diluted of about 18 percent as a result of the Third-Party Allotment, it is considered that applying the proceeds to be raised this time to the partial payment for loans of the Investment Corporation after the REIT Merger will contribute to the financial strength of the Investment Corporation after the REIT Merger, and will lead to the enhancement of the corporate value, and therefore the Investment Corporation concluded that the implementation of the Third-Party Allotment will accord with the profit of the Investment Corporation’s existing investors.

10.	Reason for Selection of Subscribers, etc.
(1)	Outline of Subscribers

Through the Third-Party Allotment, 26,681 units shall be allotted to ARH or the person designated by ARH with the consent of the Investment Corporation, and 12,050 units shall be allotted to the person designated by KKP with the consent of the Investment Corporation. Furthermore, to the person separately designated by the Investment Corporation, 4,304 units shall be allotted.

The specific entities of subscribers are not yet determined at this moment, so we will notify the same as soon as they are determined. The entities of subscribers, the definitive number of units to be allotted to such subscribers and the payment amount are scheduled to be determined at the board of the directors of the Investment Corporation to be held on March 26, 2010.

Descriptions of ARH and KKP are as follows:

(1)	Trade Name	AppleRingo Holdings B.V.

(2)	Location	Jan van Goyenkade 8, 1075HP Amsterdam, the Netherlands

(3)	Description of Business	Shareholding and financing to affiliate companies

(4)	Date of establishment	July 17, 2008

(5)	Title and names of representatives	(co-representatives) Langelaar Roelof, Director Kiely Lisa Marie, Director Chuma Ntsakisi Dawn, Director

(6)	Capital (as of this document)	18,000 euro

(7)	Number of Issued Shares	18,000 shares

(8)	Fiscal Year End	December

(9)	Number of directors and employees	3 people

(10)	Major Shareholder and Ratio of Shareholding (as of this document)	OCM Netherlands Opportunities Coöperatief U.A. (100%)

(11)	Relationship with the Investment Corporation	Investment Relationship	Number of Investment Units of the Investment Corporation held by the Subscriber 88,594 units (Note)

		Trading Relationship	—

		Personal Relationship	—

(Note)	“Number of Investment Units of the Investment Corporation held by the Subscriber” is as of February 26, 2010.

(1)	Trade Name	K.K. Prospect

(2)	Location	2-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo

(3)	Description of Business	Type II Financial Instruments Business, Investment Advisory and Agency Business, Real Estate Administration Business, Building Lots and Buildings Transaction Business, Sales and Purchase, Brokerage

(4)	Date of establishment	March 13, 2001

(5)	Title and names of representatives	Curtis Freeze, President and Representative Director

(6)	Capital (as of this document)	4,353,785,000 yen

(7)	Number of Issued Shares	62,016 shares

(8)	Fiscal Year End	March

(9)	Number of directors and employees	13 people

(10)	Major Shareholder and Ratio of Shareholding (as of this document)	Prospect Absolute Return(Japan)LLC (53.06%) SSF III Asia Holding Partner, LP (15.43%) ORIX Corporation (10.28%) Shinsei Bank, Limited (5%)

(11)	Relationship with the Investment Corporation	Investment Relationship Trading Relationship Personal Relationship	— — —

*	The Investment Corporation has confirmed, to the best of the Investment Corporation’ s knowledge, that the subscribers (including candidates of subscribers) and directors or main shareholders (main sponsor) of the subscribers have no relationship with organized crime group, etc., and submitted such confirmation letter to the Tokyo Stock Exchange.
(2)	Reason for Selection of Subscribers

With respect to the circumstances of the execution of the LOI on Subscription of the investment units by and among the Investment Corporation, the Asset Management Company, ARH and KKP, please refer to “2. Circumstances of the Third-Party Allotment and the Execution of the LOI on Subscription” described above. the Investment Corporation will notify the specific reason for selection of subscribers when the subscribers are determined at the board of the directors of the Investment Corporation scheduled to be held on March 26, 2010.

(3)	Policy of Shareholding of Subscribers

The Third-Party Allotment is subject to the conditions that, during the period from and including June 30, 2010 (the Payment Date) to and including October 1, 2010, the subscribers shall not sell, lend or otherwise dispose (except for a creation of security interest for the purpose of financing funds necessary for subscription and purchase of Investment Units) of the investment units of the Investment Corporation to be acquired by the subscriber through the Third-Party Allotment to or for any third party without a prior written consent of the Investment Corporation and the Asset Management Company, or unless the subscribers deem it necessary in order to satisfy the requirements for so called tax conduit (hereinafter referred to as the “Tax Conduit Requirement”) on investment corporations as set forth in the provisions of the Special Taxation Measures Law (Law No. 26 of 1957, as amended).
11.	Major Holder of Investment Units and Ratio of Holding of Investment Units
(1)	Major Holder of Investment Units and Ratio of Holding of Investment Units Before and After the Third-Party Allotment

We will notify major unitholders and ratio of holding investment units after the Third-Party Allotment as soon as the specific entities of subscribers are determined. Major unitholders and ratio of holding investment units before the Third-Party Allotment are as follows:

	Before the Third-Party Allotment
	(Note 1)
		Ratio of Number
		of Holding Units
		to Aggregate
	Number of Holding	Number of Issued
	Units	Investment Units
Unitholder	(units)	(%) (Note 2)
AppleRingo Holdings B.V.	85,294	36.5
Japan Trustee Services Bank, Ltd. (Trust Account)	54,589	23.3
Ringo Residential Tokutei Mokuteki Kaisha	28,700	12.2
NikkoCiti Trust and Banking Corporation (Investment Trust Account)	12,295	5.2
Goldman Sachs International	5,149	2.2
The Master Trust Bank of Japan,Ltd. (Trust Account)	1,723	0.7
Trust & Custody Services Bank, Ltd. (Securities Investment Trust Account)	1,577	0.6
BBH Oppenheimer Quest International Value Fund, Inc.	1,512	0.6
The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	1,496	0.6
Northern Trust Company (AVFC) Sub-Account American Client	929	0.3
Nomura Securities Co.,Ltd.	884	0.3
State Street Bank and Trust Company 505200	881	0.3

Total	195,029	83.5

(Note 1)	Main unitholder composition before the Third-Party Allotment is composed by adding the consequence of issuance of investment units by the third-party Allotment implemented on October 2, 2009 to the information in unitholder’s registry as of September 30, 2009, and not necessarily correspond with actual circumstances of unitholders.

(Note 2)	Ratio of Number of Holding Units to Aggregate Number of Issued Investment Units is truncated a number to one decimal place.

(2)	Items regarding Sufficiency of the Tax Conduit Requirement

ARH holds 113,994 units of the Investment Corporation including those held by its affiliate companies as of today, and if ARH designates its own or its affiliate company as a subscriber for all alloted 26,281 units, ARH is estimated to hold 42% of investment units after the Third-Party Allotment and the REIT Merger. The Third-Party Allotment is subject to the conditions that each subscriber agrees with the Investment Corporation and the Asset Management Company that the subscriber shall use its best efforts not to increase its ownership of the investment units of the Investment Corporation in such a manner that would cause the Investment Corporation to fail to satisfy the Tax Conduit Requirement as long as the investment units of the Investment Corporation are listed on Tokyo Stock Exchange.
12.	Prospect for Impact on Management of the Investment Corporation

Because the Payment Date of the Third-Party Allotment is scheduled to be the business day preceding the effective date of the REIT Merger, the Third-Party Allotment will have impact on the business performance of the fiscal period ending September 2010 (from April 1, 2010 to September 30, 2010). However, the future prospect, such as prospect of management condition after the REIT Merger, is unclear, therefore the Investment Corporation will inform as soon as it becomes clear.

13.	Management Conditions and Conditions of Equity Finance of the last 3 Fiscal Periods, etc.
(1)	Management Conditions of the last 3 Business Terms

Fiscal Period End	September 2008		March 2009		September 2010
Current Net Earnings per Unit	9,174	yen	4,526	yen	2,869	yen
Dividends per Unit	6,052	yen	4,527	yen	2,870	yen
Actual Dividend Ratio	100%		100%		100%
Net Asset Value per Unit	361,568	yen	360,063	yen	358,463	yen
(2)	Recent Condition of Investment Unit Price

(i)	Condition of the last 3 Fiscal Periods

	September 2008	March 2009	September 2010
Opening Price	281,000 yen	170,000 yen	54,900 yen
Highest Price	293,000 yen	170,000 yen	121,500 yen
Lowest Price	170,000 yen	48,650 yen	54,600 yen
Closing Price	170,000 yen	55,000 yen	99,500 yen
(Note)	Highest Price and Lowest Price are the trading price (closing price) at the Real Estate Investment Trust Security Market of Tokyo Stock Exchange
(ii)	Condition of the last 6 months

	August					January
	2009	September	October	November	December	2010
Opening Price	109,000 yen	105,000 yen	97,500 yen	145,900 yen	123,900 yen	143,700 yen
Highest Price	107,700 yen	104,100 yen	187,700 yen	150,500 yen	169,800 yen	169,000 yen
Lowest Price	97,800 yen	97,800 yen	99,500 yen	116,200 yen	138,100 yen	141,800 yen
Closing Price	103,500 yen	99,500 yen	146,900 yen	125,000 yen	143,700 yen	141,800 yen
(Note)	Highest Price and Lowest Price are the trading price (closing price) at the Real Estate Investment Trust Security Market of Tokyo Stock Exchange
(iii)	Investment Unit Price as of the Business Day immediately preceding the Date of Resolution of the Issuance as of February 25, 2010
Opening Price	127,800 yen
Highest Price	129,100 yen
Lowest Price	127,800 yen
Closing Price	129,100 yen
(4)	Conditions of Equity Finance of the last 3 Fiscal Periods
Capital increase by way of third-party allotment

Issue Date	August 28, 2008

Amount of Proceeds	12,250,000,000 yen

Payment Amount	175,000 yen

Number of Issued Investment Units as of the Offering	97,477 units

Number of Investment Units issued by such Offering	70,000 units

Number of Issued Investment Units after the Offering	167,477 units

Subscribers	AppleRingo Holdings B.V. Ringo Residential Tokutei Mokuteki Kaisha Japan Trustee Services Bank, Ltd. (Trust Account)

Originally Planned Use of Funds as of the Issuance	Payment for loans, capital expenditure for enhancement of property value and acquisition of property, etc.

Schedule for Expenditures as of the Issuance	From 6th Fiscal Period through 8th Fiscal Period

Current state of appropriation	Appropriated to payment for loans, capital outlay for enhancement of property value and repayment of bonds (Note)
(Note)	Because the repayment date of the bonds came before the acquisition of property planned as of the Issue Date, the part of the raised funds were appropriated to the repayment of such bonds.
Capital increase by way of third-party allotment

Issue Date	October 2, 2009

Amount of Proceeds	6,000,119,300 yen

Payment Amount	91,100 yen

Number of Issued Investment Units as of the Offering	167,477 units

Number of Investment Units issued by such Offering	65,863 units

Number of Issued Investment Units after the Offering	233,340 units

Subscribers	AppleRingo Holdings B.V. Japan Trustee Services Bank, Ltd. (Trust Account)

Originally Planned Use of Funds as of the Issuance	Mainly applied to redemption of the part of bonds, and the remains are applied to acquisition of property, etc.

Schedule for Expenditures as of the Issuance	During the 8th Fiscal Period

Current state of appropriation	Appropriated to the repayment of bonds (Note)
(Note)	After the repayment of the bonds in November 2009, because the repayment date of the bonds in February 2010 came before the acquisition of property planned as of the Issue Date, the part of the raised funds were appropriated to the repayment of such bonds.
End
This press release shall be released to: Kabuto Club, media members of Land and Transport, media members of Ministry of Land, Infrastructure, Transport and Tourism.
Homepages of both investment corporations

Japan Rental Housing Investments Inc.	http://www.jrhi.co.jp/

Prospect Reit Investment Corporation	http://www.prospect-reit.co.jp/

This press release has been prepared for the sole purpose of publicly announcing the issuance of investment units of the Investment Corporation by way of third party allotment, and not for the purpose of soliciting investment or engaging in any other similar activities within or outside Japan. This press release is not an offer of securities for sale in the United States. The securities referred to above have not been, and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act. The securities referred to above will not be publicly offered or sold in the United States.
This press release includes forward-looking statements about the Investment Corporation. These forward-looking statements express the current intentions of the Investment Corporation, some of which are based on assumptions and beliefs of the Investment Corporation. Accordingly, they are subject to known and unknown risks, uncertainties and other factors. Such risks, uncertainties and other factors may cause the Investment Corporation’s actual actions, results, performance or financial position to be materially different from any future actions, results, performance or financial position expressed or implied by these forward-looking statements.